UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	March 21, 2005

Inforte Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-29239	36-3909334
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

150 North Michigan Avenue, Suite 3400 Chicago, IL 60601
(Address of principal executive offices, including zip code)

(312) 540-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Consistent with the treatment afforded other option holders, as a result of Inforte Corp.‘s recently concluded offer to exchange options for cash and restricted stock (the “offer to exchange”), effective March 21, 2005, (i) regarding Mr. David Sutton, Inforte’s Chief Executive Officer and President, 150,000 of his existing options have been exchanged for 71,304 shares of restricted stock, with 100,000 of his existing options remaining outstanding, and, (ii) regarding Mr. Nick Heyes, Inforte’s Chief Executive Officer, 62,080 of his existing options have been exchanged for $98,275 cash, 91,250 of his options have been exchanged for 39,937 shares of restricted stock, with 84,750 of his existing options remaining outstanding. The restricted stock received by Messrs. Sutton and Heyes will vest ratably annually over a four-year period and be subject to customary events of forfeiture based on termination of employment with Inforte.

The aggregate results of the offer to exchange are disclosed under Item 8.01 below.

Item 8.01

On March 21, 2005, Inforte announced that the record date for Inforte stockholders for the previously declared special one-time cash distribution of $1.50 per share of common stock will be the close of business on Tuesday, April 5, 2005. It is anticipated that the cash distribution will be paid to stockholders on or about Friday, April 15, 2005.

Effective March 21, 2005, Inforte also concluded its offer to exchange options for cash and restricted stock. 509,636 options were exchanged for a total consideration of $785,368 and 707,112 options were exchanged for 310,394 shares of restricted stock. As a result of the offer to exchange, Inforte also accelerated the vesting of 285,084 unvested options.

The text of the press release is attached as Exhibit 99 and is being filed with respect to the subject matter described above pursuant to Item 8.01 of Form 8-K (Other Events).

SIGNATURE

                        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inforte Corp.
Date: March 21, 2005	By: /s/ Nick Heyes
Nick Heyes
Chief Financial Officer